Exhibit 99

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella	Scott Eckstein
Vice President & CFO	Analyst/Media Inquiries
(605) 336-2750	(212) 827-3766

FOR IMMEDIATE RELEASE
TUESDAY, MARCH 13, 2012

RAVEN INDUSTRIES REPORTS RECORD
FOURTH QUARTER AND FISCAL 2012 RESULTS

SIOUX FALLS, SD-March 13, 2012-Raven Industries, Inc. (RAVN: Nasdaq) today announced record sales and earnings for the fourth quarter and fiscal year ended January 31, 2012. The company continues to benefit from its high-performance products serving niche markets in the areas of energy exploration, precision agriculture, and situational awareness. These results were achieved during a year in which investments in research and development, personnel and manufacturing capacity also reached record levels.

For the full year, sales reached $381.5 million, a 21 percent increase from $314.7 million in fiscal 2011. Net income for the year of $50.6 million, or $2.77 per diluted share, was 25 percent above the prior year's $40.5 million, or $2.24 per diluted share. Return on sales improved to 13.3 percent from 12.9 percent.

For the fourth quarter, sales increased 36 percent to $96.3 million from $70.7 million in the same period a year ago. Each of the company's four divisions recorded double-digit gains in both sales and operating income. Net income increased 49 percent to $11.0 million, or $0.60 per diluted share, compared with $7.4 million, or $0.41 per diluted share one year earlier.

“We had a very strong finish to a great year,” said Daniel A. Rykhus, president and chief executive officer. “Our Engineered Films Division, which currently represents about one-third of our total revenues, turned in another outstanding sales quarter, with significant improvements in profitability compared to a year ago. Our Applied Technology Division continues to gain market share, maintaining strong momentum even as it continues to grow in size. Our Aerostar Division benefited from continued parachute deliveries, along with fourth quarter aerostat shipments. Our Electronic Systems Division also had a solid fourth quarter, with strong profit growth compared to a year ago.

“We are in the midst of our most aggressive expansion as we pursue new opportunities in each of our growth markets. I feel good about our progress in fiscal 2012, including our record results, but I'm even more excited about our future. Along with investments in R&D and manufacturing capacity this year, we acquired Vista Research, Inc., in support of our Aerostar strategy. The fact that we can generate profitable growth while building out our

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capabilities is a testament to the Raven approach. Once again, our strong cash flows played a key role in funding our initiatives and maintaining a healthy balance sheet, including approximately $26 million in cash at year end.”

Broad-Based Demand Produces Record Results at Applied Technology

Annual revenues for the Applied Technology Division increased 33 percent to $132.6 million compared with $100.1 million for fiscal 2011. Operating income was up 46 percent, to $45.4 million, compared with $31.1 million for the same period last year.

For the fourth quarter, sales increased 29 percent to $28.8 million versus $22.3 million last year. Operating income increased 28 percent, to $7.5 million from $5.9 million. The division set fourth quarter records for sales and earnings.

“The smooth transition to a new manufacturing facility demonstrates the high level of quality we expect from our Applied Technology team. Their execution was outstanding,” Rykhus added. “Sales of our precision ag solutions continue to grow at a good pace. Strong ag income levels and expanded offerings in field computers, planter controls, boom controls, and information management helped drive sales to record levels for the full year. Regarding sales to our OEM partners, our market position is improving. International sales also grew at a strong pace this year, reaching 25 percent of division revenues. Our success outside of North America is being driven by the rapid adoption of guidance and steering systems, and the fact that our high-end platforms are far more capable and easier to use than in years past.”

Record Growth and New Capacity at Engineered Films

The Engineered Films Division posted annual sales of $133.5 million, which was up 26 percent from $105.8 million the prior year. Operating income was up 10 percent, at $21.5 million from $19.6 million in fiscal 2011. Last year's operating income included a $451,000 gain on the sale of a warehouse.

Record quarterly sales of $36.0 million were up 48 percent from $24.3 million in the fourth quarter of the prior year. Operating income increased 114 percent to $6.5 million versus $3.0 million last year.

Rykhus stated, “We're seeing solid demand, with ongoing strength in our energy markets and deliveries of geomembrane films for environmental protection. New products continue to support our growth, including our Dura-Skrim® Textured Series where slope stability is critical in areas like landfill caps, mining leach pads and containment ponds. Regarding the division's profitability, we have seen steady progress in margins through the year. Part of this resulted from our ability to sustain an attractive cost/price spread for raw materials. Greater operating efficiencies also contributed to margin gains this year, despite the challenge of bringing online two new extruders.”

Growth at Aerostar with Key Investment in Surveillance Technology

Aerostar Division sales in fiscal 2012 of $52.4 million increased 7 percent compared with $48.8 million last year. Operating income of $11.5 million grew 22 percent compared with $9.4 million during fiscal 2011.

Sales in the fourth quarter increased 32 percent to $15.8 million from $12.0 million in the previous year's fourth quarter. Operating income of $3.4 million was 49 percent higher than year ago results of $2.3 million.

“Our military parachute business continues to perform consistently,” noted Rykhus. “The improvement in fourth quarter divisional sales and profits reflects the shipment of aerostat systems. The quarter-to-quarter variability for aerostat orders can be expected to continue. Our focus at Aerostar is to strengthen the business foundation to accommodate our future growth plans. We made remarkable headway over the past twelve months. For example, we enhanced our R&D capabilities with the completion of a large hangar for aerostat testing, and we increased our parachute production capacity by approximately 20 percent. We also expanded our opportunity in the area of advanced detection and tracking with the acquisition of Vista Research, Inc. This brings Raven new capabilities in

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smart radar that aim to provide improved security solutions at a lower cost than traditional systems.”

Electronic Systems Delivers Consistent Profits

In fiscal 2012, Electronic Systems Division sales increased by 9 percent to $71.7 million from $65.9 million in the prior year. Operating income rose by 14 percent to $11.3 million compared with $9.9 million a year ago.

Fourth quarter sales were $18.4 million versus $13.7 million a year ago, up 34 percent. Operating income nearly doubled to $3.3 million from $1.7 million in the prior year.

Rykhus noted, “Sales related to secure communications products and industrial controls have been the main drivers of our top line. This is being somewhat offset by the continued decline in our avionics-related business. The fourth quarter increase in profits compared to a year ago can be attributed to product mix and higher volume. As we look to add new customers for our electronic manufacturing services, we depend on ESD to be a consistent generator of strong cash flows. This division has proven to be a cost-effective and reliable source for high-quality assemblies for precision ag and Vista Research products. The integration of ESD manufacturing expertise with sister divisions has been a valuable initiative for us and we can build on this success.”

Strong Cash Position Despite Increased Investments

At January 31, 2012, cash and investment balances were approximately $25.8 million, down from $38.6 million a year ago due primarily to increases in capital expenditures and the $12 million payment to acquire Vista Research, Inc. Full year operating cash flows increased slightly to $43.8 million from $42.1 million in the prior year, despite higher working capital requirements to support revenue growth. Accounts receivable increased to $60.8 million compared with $40.0 million at January 31, 2011. Inventories were $54.8 million, up from $43.7 million one year earlier. Average accounts receivable days outstanding remained consistent year-over-year while inventory turns declined slightly.

Positioned for Another Year of Growth

“We see a number of the positive fourth quarter trends carrying over to the first quarter of the new fiscal year,” said Rykhus. “We look for Engineered Films to take advantage of their higher capacity and improved efficiencies by increasing the volume of pounds processed and maintaining strong profit margins. Applied Technology should continue to show gains in sales and profits, although at a lower rate of growth than recent quarters. At Aerostar, despite strong interest at this point, the order backlog is minimal for aerostats and surveillance systems. As such, division sales in the first quarter are expected to decline from the previous year. For the company overall, while quarterly growth in every division could be difficult to sustain in the year ahead, we believe that meeting our long-term target of at least 10 percent growth in earnings is possible.”

He continued, “Just as we are benefiting today from the investments made in past years, we're committed to reinvesting capital to sustain our growth and profitability over the long-term. This will be a combination of expanding our base of fixed assets and building out our portfolio of engineered products. During the past twelve months we significantly increased both our manufacturing footprint and our facilities devoted to new product R&D. Going forward you can expect to see us allocate increasing capital to innovative technology, such as our recent purchase of Vista Research, Inc. Our financial strength will support our $35 million capital budget this year, as well as continued growth in our dividend.”

Rykhus concluded, “The Raven story is one of quality results and continuous change. We do many things well, but we can always do better. As we adapt and grow, we are ever mindful of how to improve.”

About Raven Industries, Inc.

Since 1956, Raven Industries has designed and manufactured high-quality, high-value technical products.  Raven is

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publicly traded on NASDAQ (RAVN) and has earned an international reputation for innovation, product quality, high performance and unmatched service.  With strengths in engineering, manufacturing, and technological innovation, Raven serves the precision agriculture, high performance specialty films, aerospace, and electronic manufacturing services markets.

Conference Call Information

Raven has scheduled a conference call today at 3:00 p.m. Eastern Time to discuss its year end and fourth quarter performance, and provide an outlook for the current year. Interested investors are invited to listen to the call by visiting the Investor Relations section of the company's Web site at www.ravenind.com several minutes before the call to register on the Events and Presentations page. In addition, a taped rebroadcast will be available beginning one hour after the call ends, and will continue through March 20, 2012. To access the rebroadcast, dial 877-870-5176 and enter this passcode: 3595064. A replay of the call will also be available at www.ravenind.com for 90 days.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions and commodity prices, which could affect sales and profitability in some of the company's primary markets, such as agriculture, construction and oil and gas drilling; or changes in competition, raw material availability, technology or relationships with the company's largest customers-any of which could adversely affect any of the company's product lines-as well as other risks described in the company's 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.

FINANCIAL TABLES FOLLOW…

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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except earnings per share)

	Three Months Ended January 31			Twelve Months Ended January 31
	2012	2011	Fav (Unfav)Change	2012	2011	Fav (Unfav)Change
Net sales	$96,326	$70,681	36%	$381,511	$314,708	21%
Costs of goods sold	68,454	51,699		265,319	223,279
Gross profit	27,872	18,982	47%	116,192	91,429	27%

Research and development expenses	2,608	1,940		9,724	7,604
Selling, general and administrative expenses	8,705	6,833		30,827	24,073
Gain on disposition of assets	—	—		—	(451)
Operating income	16,559	10,209	62%	75,641	60,203	26%

Other income (expense), net	150	104		57	79
Income before income taxes	16,709	10,313	62%	75,698	60,282	26%

Income taxes	5,649	2,907		25,063	19,745
Net income	11,060	7,406	49%	50,635	40,537	25%

Net income attributable to the noncontrolling interest	58	—		66	—

Net income attributable to Raven Industries, Inc.	$11,002	$7,406	49%	$50,569	$40,537	25%

Net income per common share:
basic	$0.61	$0.41	49%	$2.79	$2.24	25%
diluted	$0.60	$0.41	46%	$2.77	$2.24	24%

Weighted average common shares outstanding:
basic	18,134	18,087		18,117	18,067
diluted	18,260	18,175		18,227	18,110

RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands)

	Three Months Ended January 31			Twelve Months Ended January 31
	2012	2011	Fav (Unfav)Change	2012	2011		Fav (Unfav)Change
Net sales
Applied Technology	$28,770	$22,286	29%	$132,632	$100,090		33%
Engineered Films	35,984	24,313	48%	133,481	105,838		26%
Aerostar	15,818	11,954	32%	52,351	48,787		7%
Electronic Systems	18,429	13,743	34%	71,744	65,852		9%
Intersegment eliminations	(2,675)	(1,615)		(8,697)	(5,859)
Total company	$96,326	$70,681	36%	$381,511	$314,708		21%

Operating income (loss)
Applied Technology	$7,499	$5,878	28%	$45,358	$31,135		46%
Engineered Films	6,514	3,044	114%	21,501	19,622	(1)	10%
Aerostar	3,415	2,292	49%	11,468	9,407		22%
Electronic Systems	3,252	1,683	93%	11,264	9,917		14%
Intersegment eliminations	(224)	(47)		(220)	(94)
Total segment income	20,456	12,850		89,371	69,987
Corporate expenses	(3,897)	(2,641)	(48)%	(13,730)	(9,784)		(40)%
Total company	$16,559	$10,209	62%	$75,641	$60,203		26%

(1) Fiscal 2011 twelve-month results include a $451 pre-tax gain on disposition of assets.

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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	January 31	January 31
	2012	2011
ASSETS
Cash, cash equivalents and short-term investments	$25,842	$38,563
Accounts receivable, net	60,759	39,967
Inventories	54,756	43,679
Other current assets	6,202	5,972
Total current assets	147,559	128,181

Property, plant and equipment, net	61,894	41,522
Other assets, net	36,250	18,057
	$245,703	$187,760

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$16,162	$16,715
Accrued and other liabilities	24,484	17,620
Total current liabilities	40,646	34,335

Other liabilities	24,467	12,211
Shareholders' equity	180,590	141,214
	$245,703	$187,760

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(Dollars in thousands)

	Twelve Months Ended January 31
	2012	2011
Cash flows from operating activities:
Net income	$50,635	$40,537
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	9,268	7,631
Other operating activities, net	(16,072)	(6,083)
Net cash provided by operating activities	43,831	42,085

Cash flows from investing activities:
Capital expenditures	(29,015)	(13,972)
Payments related to business acquisitions, net of cash acquired	(11,787)	(399)
Other investing activities, net	489	2,953
Net cash used in investing activities	(40,313)	(11,418)

Cash flows from financing activities:
Dividends paid	(13,025)	(34,095)
Repayment of line of credit	(2,869)	—
Other financing activities, net	660	261
Net cash used in financing activities	(15,234)	(33,834)

Effect of exchange rate changes on cash	(5)	46

Net increase (decrease) in cash and cash equivalents	(11,721)	(3,121)
Cash and cash equivalents at beginning of period	37,563	40,684
Cash and cash equivalents at end of period	25,842	37,563
Short-term investments	—	1,000
Cash, cash equivalents and short-term investments	$25,842	$38,563

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